Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:

Media & Investor Relations	Media Relations
John Vincenzo	Kevin Flanagan
508.323.1260	508.323.1101
john_vincenzo@3com.com	kevin_flanagan@3com.com
3Com Raises Guidance for First Quarter of FY 2009
MARLBOROUGH, MASS. — August 5, 2008 — 3Com Corporation (Nasdaq: COMS) today announced that it is raising the guidance it previously provided for the first quarter of fiscal year 2009, which ends August 29, 2008.
     The revisions are primarily due to stronger-than-anticipated performance from the company’s China operations. The revised guidance that follows excludes the one-time impact of the company’s agreement with Realtek in resolution of a patent dispute between the parties and is provided on the basis of 3Com’s expected new segment reporting by geographic region:
•	The company currently expects consolidated revenues for the first fiscal quarter of 2009 to be in the range of $335 million to $340 million, compared to the previous guidance of $325 million to $330 million.

•	Sales in China (consisting of direct-touch sales in China and sales to Huawei) are expected to be approximately 10 percent higher than Q4, compared with previous guidance which indicated slight sequential growth. The increased guidance for China sales is due primarily to stronger-than-expected sales to Huawei.

As previously disclosed, 3Com expects the longer-term trend of declining sales to Huawei—as a percentage of total sales and in absolute dollars—to continue.

•	The company continues to believe that in all other geographies outside of China, its networking segment will deliver modest sequential growth.
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3Com Raises Guidance for First Quarter of FY 2009, p. 2
•	On a consolidated basis, the company anticipates Q1 gross margins to be at least 1 point higher than in Q4.

•	3Com currently anticipates its Q1 non-GAAP operating profit will be in the range of $28 million to $32 million, compared with $15 million to $20 million in the previous guidance.

•	The company also currently expects its non-GAAP earnings per share to be in the range of $0.06 to $0.08, compared to the prior guidance of $0.03 to $0.05.
     As a result of the stronger non-GAAP earnings forecast and the previously-announced payments from Realtek, 3Com expects to end Q1 with a cash balance of approximately $530 million.
     3Com’s first-quarter financial results are scheduled to be announced during the third week in September.
Safe Harbor
This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our financial guidance. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to: our ability to grow profitably, expand outside of China, maintain and expand in China, improve expense controls while making investments to grow and other risks detailed in the Company’s filings with the SEC, including those discussed in the Company’s annual report filed with the SEC on Form 10-K for the year ended May 30, 2008.
3Com Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this release or with respect to the announcements described herein.
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3Com Raises Guidance for First Quarter of FY 2009, p. 3
The non-GAAP measures used by the Company exclude restructuring, amortization, in-process research and development, stock-based compensation expense and, if applicable in the relevant period, unusual items. The revised guidance above also excludes the one-time impact of the company’s agreement with Realtek in resolution of a patent dispute between the parties. For the Company’s forward-looking non-GAAP measures, the Company is unable to provide a quantitative reconciliation because the information is not available without unreasonable effort. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating loss, net loss and loss per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.
References to the financial information included in this news release reflect rounded numbers and should be considered approximate values.
About 3Com Corporation
3Com Corporation (NASDAQ: COMS) is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers. 3Com also includes H3C Technologies Co., Limited (H3C), a China-based provider of network infrastructure products. H3C brings high-performance, cost-effective product development and a strong footprint in one of the world’s most dynamic markets. Through its TippingPoint division, 3Com is a leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.
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Copyright © 2008 3Com Corporation. 3Com, the 3Com logo and TippingPoint are registered trademarks and H3C is a trademark of 3Com Corporation or its wholly owned subsidiaries. All other company and product names may be trademarks of their respective holders.